Filed Pursuant to Rule 424(b)(2)
Registration No. 333-274646

PRICING SUPPLEMENT No. 6, dated June 10, 2025

(To prospectus, dated September 22, 2023, and

prospectus supplement, dated September 22, 2023)

Senior Medium-Term Notes, Series A

Due 9 Months or More from Date of Issue

This pricing supplement supplements the terms and conditions in the prospectus, dated September 22, 2023 (the “base prospectus), as supplemented by the prospectus supplement, dated September 22, 2023 (the “prospectus supplement” and together with the base prospectus, and all documents incorporated herein by reference therein and herein, the “prospectus”), and relates to the offering and sale of $750,000,000 aggregate principal amount of 5.179% Fixed Rate/Floating Rate Senior Notes due July 8, 2031 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

Term	Fixed Rate/Floating Rate Notes
CUSIP / ISIN Nos.	55261F AY0 / US55261FAY07
Series	Series A (Senior)
Form of Note	Book-Entry
Principal Amount	$750,000,000
Trade Date	June 10, 2025
Original Issue Date	June 17, 2025 (T+5)
Maturity Date	July 8, 2031
Redemption Terms	[X] Make-whole Redemption Option (0.200%)
First Par Call Date: July 8, 2030
Par Call Date: June 8, 2031
Repayment Terms	The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.
Distribution	Underwritten basis
Authorized Denomination	$2,000, or any amount in excess of $2,000 that is a whole multiple of $1,000.
Issue Price (Dollar Amount and Percentage of Principal Amount)	$750,000,000 / 100.000%
Net Proceeds (Before Expenses) to the Company	$748,980,000
Interest Rate	[ ] Fixed Rate
[ ] Floating Rate
[ ] Fixed Rate Reset
[X] Fixed Rate/Floating Rate
[ ] Zero Coupon
Base Rate or Reset Reference Rate(s)	[ ] Compounded CORRA
[ ] CMT Rate:
[ ] Refinitiv Page FRBCMT
[ ] Refinitiv Page FEDCMT
[ ] One-Week [ ] One-Month
[ ] EURIBOR
[X] SOFR:
[ ] Compounded SOFR
[X] Compounded Index Rate
[ ] SONIA:
[ ] Compounded SONIA
[ ] Compounded SONIA Rate with Compounded Index

[ ] Treasury Rate
[ ] Other Floating Rate (as described below)
Interest Rate / Initial Interest Rate	During the Fixed Rate Period, 5.179% per annum; during the Floating Rate Period, a Compounded SOFR calculated using “Compounded Index Rate” method as described in the prospectus supplement under “Description of Notes—Calculation of Interest—SOFR Notes—Compounded SOFR Index Notes,” determined for each quarterly Interest Period, plus the Spread.
Spread	+140 basis points
Spread Multiplier	Not applicable
Interest Payment Dates	With respect to the Fixed Rate Period, January 8 and July 8 of each year, commencing on January 8, 2026 (long first interest period) and ending on July 8, 2030. With respect to the Floating Rate Period, October 8, 2030, January 8, 2031, April 8, 2031 and the Maturity Date.
Interest Periods	With respect to the Fixed Rate Period, each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Fixed Rate Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the Fixed Rate Period, the first day of the Floating Rate Period).

With respect to the Floating Rate Period, each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Floating Rate Period, the first day of the Floating Rate Period) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Fixed Rate Period	From and including the Original Issue Date to, but excluding, July 8, 2030.
Floating Rate Period	From and including July 8, 2030 to, but excluding, the Maturity Date.
Regular Record Dates	The close of business on the Business Day preceding the applicable Interest Payment Date.
Interest Determination Dates	Two U.S. Government Securities Business Days preceding the applicable Interest Payment Date with respect to the Floating Rate Period (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Observation Period	With respect to each Interest Period with respect to the Floating Rate Period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Interest Reset Dates	For the Floating Rate Period, each Interest Payment Date, other than the Maturity Date.

Day Count	With respect to the Fixed Rate Period, 30/360; with respect to the Floating Rate Period, Actual/360.
Calculation Agent	We will appoint a calculation agent, which may include M&T, or an affiliate of M&T, including M&T Bank and Wilmington Trust, prior to the commencement of the Floating Rate Period.
Maximum Interest Rate	Maximum rate permitted by New York law, as the same may be modified by United States law of general application.
Minimum Interest Rate	Zero
Original Issue Discount Notes	Not applicable

The Notes are unsecured. The Notes will rank equally with all of our other unsecured and unsubordinated indebtedness that is not accorded a priority under applicable law.

The Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-7 of the prospectus supplement and the discussion of risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated herein by reference.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the New York State Department of Financial Services or the Board of Governors of the Federal Reserve System or any other governmental agency has approved or disapproved of the notes passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public	100.000%	$750,000,000
Agents’ Discount	0.136%	$1,020,000
Net Proceeds (Before Expenses) to Us	99.864%	$748,980,000

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about June 17, 2025.

Joint Book-Running Managers

Citigroup	Morgan Stanley	RBC Capital Markets

Co-Managers

Drexel Hamilton	Jefferies	M&T Securities

June 10, 2025

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for general corporate purposes, including investments in and advances to our bank and nonbank subsidiaries, reduction of outstanding borrowings or indebtedness, short and long-term investments and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities. All or a portion of the net proceeds from the sale of Notes may also be used to finance, in whole or in part, our repurchase of common shares pursuant to any share repurchase program securities repurchases undertaken from time to time. The precise amounts and timing of the application of proceeds will vary with liquidity and funding requirements.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The Company believes that the Notes should be treated as variable rate Notes that are not issued with original issue discount for United States federal income tax purposes. See the discussion in the prospectus supplement under “Certain United States Federal Income Tax Considerations” for a discussion of the United States federal income tax consequences of investing in the Notes.

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

We have entered into a terms agreement, dated June 10, 2025 (the “Terms Agreement”), with the agents named below. Subject to the terms and conditions set forth in the Terms Agreement, we have agreed to sell to the agents, and the agents have agreed, severally and not jointly, to purchase, the principal amount of Notes set forth opposite their respective names below:

Agent	Amount of Notes
Morgan Stanley & Co. LLC	$262,500,000
Citigroup Global Markets Inc.	225,000,000
RBC Capital Markets, LLC	225,000,000
Drexel Hamilton, LLC	15,000,000
Jefferies LLC	11,250,000
M&T Securities, Inc.	11,250,000

Total	$750,000,000

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be on the fifth business day following the date the notes are priced (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for additional information.

MASTER GLOBAL NOTE

The information set forth under the headings “Use of Proceeds,” “Certain United States Federal Income Tax Considerations,” “Supplemental Information Concerning the Plan of Distribution,” “Concurrent Unregistered Offering” and “Validity of the Securities” are not terms of the Notes and shall not be deemed to be incorporated by reference into, set forth in, or form a part of the master global note with respect to the Notes.

CONCURRENT UNREGISTERED OFFERING

In a concurrent unregistered offering (the “Concurrent Unregistered Bank Notes Offering”) by Manufacturers and Traders Trust Company (“M&T Bank”), our bank subsidiary, M&T Bank is offering $750,000,000 aggregate principal amount of 4.762% fixed rate/floating rate senior bank notes due July 6, 2028 pursuant to its Bank Note Program. The closing of this offering is not conditioned on the closing of the Concurrent Unregistered Bank Notes Offering and the closing of the Concurrent Unregistered Bank Notes Offering is not conditioned on the closing of this offering.

VALIDITY OF THE SECURITIES

Certain legal matters relating to the validity of the notes will be passed on for us by Squire Patton Boggs (US) LLP. Sullivan & Cromwell LLP advised the agents in connection with the offering. Sullivan & Cromwell LLP from time to time performs legal services for M&T and its subsidiaries.